BROWN & WOOD LLP

                          815 CONNECTICUT AVENUE, N.W.
                           WASHINGTON, D.C. 20006-4004
                            TELEPHONE: 202-973-0600
                            FACSIMILE: 202-223-0485



                                             September 28, 1999


The Addressees Listed
   on Schedule I Hereto

                  Re:      ABFS Mortgage Loan Trust 1999-3,
                           Mortgage Backed Notes, Series 1999-3
                           ------------------------------------

Ladies and Gentlemen:

         We have acted as special tax counsel in connection with the issuance and delivery of (x) certain mortgage backed notes denominated as ABFS Mortgage Loan Trust 1999-3, Mortgage Backed Notes, Series 1999-3, Class A-1 (the "Class A-1 Notes") and Class A-2 (the "Class A-2 Notes" and, together with the Class A-1 Notes, the "Notes"), pursuant to an Indenture, dated as of September 1, 1999 (the "Indenture"), by and between the ABFS Mortgage Loan Trust 1999-3 (the "Trust") and The Chase Manhattan Bank, as indenture trustee (the "Indenture Trustee"), and (y) two classes of trust certificates (the "Trust Certificates"), pursuant to a Trust Agreement, dated as of September 1, 1999 (the "Trust Agreement"), by and among First Union Trust Company, National Association, as owner trustee (the "Owner Trustee"), Prudential Securities Secured Financing Corporation, and ABFS 1999-3, Inc., as unaffiliated seller (the "Unaffiliated Seller").

         Each class of Notes will be secured by a pledge of a separate portion of the assets of the Trust. The assets of the Trust (the "Trust Estate") will consist primarily of two pools of fixed-rate, closed-end, monthly-pay, business and consumer purpose home equity loans secured by first- or second-lien mortgages or deeds of trust on residential or commercial real properties (the "Mortgage Loans"). The Class A-1 Notes will be secured by the Mortgage Loans in the first pool ("Pool I") and the Class A-2 Notes will be secured by the Mortgage Loans in the second pool ("Pool II"). Each pool will constitute a separate sub-trust of the Trust. Each class of Trust Certificates evidences the entire beneficial ownership interest in the sub-trust of the Trust consisting of the related pool of Mortgage Loans.

         As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinion set forth below, including the following: (a) a Prospectus, dated June 23, 1999, and a Prospectus Supplement, dated September 17, 1999 (together the "Prospectus"), with respect to the Notes, (b) an executed copy of the Indenture and the exhibits attached thereto, and (c) an executed copy of the Trust Agreement and the exhibits attached thereto. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in Appendix I to the Indenture.

To the Addressees Listed
   on Schedule I Hereto
September 28, 1999
Page 2


         In rendering this opinion, we do not express any opinion concerning any law other than the Federal tax law of the United States. In addition, we do not express any opinion on any issue not expressly addressed below. In rendering this opinion, we have relied on the Code, Treasury regulations issued thereunder, as well as various judicial and administrative precedents, all of which are subject to change and any such change can be retroactively effective. We undertake no obligation to update this opinion in the event of any such changes.

         Based upon and subject to the foregoing, we are of the opinion that for Federal income tax purposes:

                  1. The statements under the caption "Material Federal Income Tax Consequences" in the Prospectus are accurate and complete in all material respects.

                  2. The Notes will be treated as indebtedness.

                  3. The Trust will not be classified as an association or as a publicly traded partnership taxable as a corporation or as a taxable mortgage pool.

                  4. Neither the sub-trust will be classified as an association or as a publicly traded partnership taxable as a corporation or as a taxable mortgage pool.

         This opinion is rendered as of the Closing Date, at the request of the addressees hereof, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion may not be furnished to any other person or entity, nor may any portion of this opinion be quoted, circulated or referred to in any other document, without our prior written consent.

                                             Very truly yours,

                                   SCHEDULE I



Financial Security Assurance Inc.           Prudential Securities Incorporated
350 Park Avenue                             One New York Plaza
New York, New York 10022                    New York, New York 10292

Chase Bank of Texas, N.A.,                  Prudential Securities Secured
   as Collateral Agent                         Financing Corporation
801 West Greens Road                        One New York Plaza
Suite 200                                   New York, New York 10292
Houston, Texas 77067

Standard & Poor's Ratings Services          Moody's Investors Service, Inc.
55 Water Street                             99 Church Street
New York, New York 10041                    New York, New York 10007

American Business Credit, Inc.              The Chase Manhattan Bank,
BalaPointe Office Centre                       as Indenture Trustee
111 Presidential Boulevard, Suite 127       450 W. 33rd Street
Bala Cynwyd, PA 19004                       New York, New York 10001

ABFS Mortgage Loan Trust 1999-3             First Union Trust Company, National
c/o First Union Trust Company, National        Association, as Owner Trustee
   Association, as Owner Trustee            One Rodney Square
One Rodney Square                           920 King Street, Suite 102
920 King Street, Suite 102                  Wilmington, Delaware 19801
Wilmington, Delaware 19801